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                                                                       EXHIBIT 2

                              ELAMEX, S.A. DE C.V.
                               THIRD FLOOR ELAMEX
                            4171 N. MESA, BUILDING D
                              EL PASO, TEXAS 79902
                                 (915) 351-9382

                                 June 28, 2002

ACCEL, S.A. DE C.V.
 Circuito 5 Del Parque Industrial Las Americas S/N
  Col. Panamerica,
   Chihuahua31201, Chih., C.P.
    Mexico


          Re:  Inducement Letter Regarding Reprop Merger

Dear Ladies and Gentlemen:

Reference is hereby made to that certain Reprop Plan and Agreement of Merger (the "Reprop Merger Agreement") dated of even date herewith between and among Accel, S.A. de C.V. ("Accel"), Elamex, S.A. de C.V.("Elamex"), Elamex USA, Corp. ("Elamex USA"), and Reprop Corporation ("Reprop"), as well as that certian Escrow Agreement-Reprop (the "Escrow Agreement") of even date herewith between and among Accel, Elamex, Elamex USA, Reprop, and Krege B. Christensen.

As of June 28, 2002, Reprop has federal net operating loss carryovers ("Reprop NOLs") of approximately five million US dollars. After the merger of Reprop with and into Elamex USA-with Elamex USA being the surviving corporation, such Reprop NOLs are expected to be available to offset taxable income generated by Elamex USA including operations treated as divisions or taxable income from underlying non-corporate entities (i.e., partnerships and LLCs), subject to possible limitations. Therefore, it is expected that such Reprop NOLs will have substantial value to Elamex USA.

In order to induce Accel and Reprop to enter into the Reprop Merger Agreement and the Escrow Agreement, Elamex and Elamex USA hereby agree as follows:

1. Upon the closing of the Reprop Merger Agreement and as additional consideration thereunder, Elamex hereby agrees to pay Accel the sum of seventy-five thousand US dollars (US$75,000).

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ACCEL, S.A. DE C.V.
 Re:  Inducement Letter Regarding Reprop Merger
  June 28, 2002
   Page 2

2. As additional consideration under the Reprop Merger Agreement and upon the written request of Accel after February 15, 2003, Elamex further agrees to pay Accel up to an additional total of two hundred twenty-five thousand US dollars (US$225,000).

3. Anything herein to the contrary notwithstanding, the total amount payable to Accel pursuant to the terms and provisions of this inducement letter shall in no event exceed US$300,000.


                                Very truly yours,

                              ELAMEX, S.A. DE C.V.
                             A Mexican Corporation

                         By    /s/ Daniel L. Johnson
                           -----------------------------
                                   Daniel L. Johnson
                                      Secretary


                                ELAMEX USA, CORP.
                             A Delaware Corporation


                         By    /s/ Daniel L. Johnson
                           -----------------------------
                                   Daniel L. Johnson
                                      Secretary